PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 6, 1998)

                               OMNICOM GROUP INC.
                        $230,000,000 Principal Amount of
               2 1/4% Convertible Subordinated Debentures due 2013
                     (Interest Payable January 6 and July 6)

                        4,615,694 Shares of Common Stock

                              ---------------------

     This document  supplements  the Prospectus  dated March 6, 1998 relating to
(i) $230,000,000 aggregate principal amount of 21/4% Convertible Subordinated Debentures due 2013 (the "Debentures") of Omnicom Group Inc., a New York corporation ("Omnicom" or the "Company"), and (ii) 4,615,694 shares of Common Stock, par value $0.50 per share (the "Common Stock") of the Company which are initially issuable upon conversion of the Debentures plus additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price (the "Shares"). The Debentures were initially acquired from the Company by Morgan Stanley & Co. Incorporated in January 1998 in connection with a private offering. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On April 27, 1998 the closing price of the Common Stock as reported on the New York Stock Exchange was $[____] per share. The Common Stock is traded under the symbol "OMC".

     In accordance with the Section of the Prospectus entitled "Selling Securityholders" (which appears on page 19 of the Prospectus), the following information is provided with respect to the beneficial owners of the Debentures:

                                                     Principal         Principal
                                                      Amount           Amount of
                                                        of            Debentures
                                                    Debentures          to be
                                                   Beneficially        Offered
Name of Selling Securityholder(s):                     Owned           for Sale
---------------------------------                      -----           --------
American Community Mutual Ins Co                    $  160,000        $  160,000
American Pioneer Life Ins Co  of New York               15,000            15,000
American Progressive Life & Health Ins Co
   of N.Y                                               15,000            15,000
American Public Entity Excess Pool                      25,000            25,000
American Republic Insurance Company                    440,000           440,000
Amwest Surety Insurance Company                        140,000           140,000
Aristeia International Limited                       2,177,000         2,177,000
Aristeia Trading LLC                                 1,823,000         1,823,000
Associated Electric & Gas Insurance
   Services Limited                                    400,000           400,000
Associated Physicians Insurance Company                 15,000            15,000
Baltimore Life Insurance Company                        45,000            45,000
Bancroft Convertible Fund, Inc.                      1,000,000         1,000,000
Bank of America Convertible Securities Fund            410,000           410,000
BCS Life Insurance Company                             170,000           170,000
Blue Cross of the Rochester Area Inc
  c/o Income Research & Management                   2,700,000         2,700,000
Blue Shield of the Rochester Area
  c/o Income Research & Management                     910,000           910,000
BS Debt Income Fund - Class A                           15,000            15,000
CALAMOS Convertible Fund                             2,450,000         2,450,000
CALAMOS Growth and Income Fund                         430,000           430,000
Canadian Imperial Holdings Inc                       4,000,000         4,000,000
Care America Life Insurance Company                     25,000            25,000
Catholic Relief Insurance Company of America           130,000           130,000
Century National Insurance Company                     260,000           260,000
Champion International Corporation Master
   Retirement Trust                                  2,125,000         2,125,000
Chicago Mutual Insurance Company                        10,000            10,000

                                                     Principal         Principal
                                                      Amount           Amount of
                                                        of            Debentures
                                                    Debentures          to be
                                                   Beneficially        Offered
Name of Selling Securityholder(s):                     Owned           for Sale
---------------------------------                      -----           --------
Chrysler Corporation Master Retirement Trust         2,480,000         2,480,000
Chrysler Insurance Company                           2,200,000         2,200,000
Combined Insurance Company of America                  855,000           855,000
Commonwealth Dealers Life Insurance                     90,000            90,000
Concord Life Insurance Company                         130,000           130,000
Condor Insurance Company                                35,000            35,000
CSA Fraternal Life Insurance Company                    70,000            70,000
Delta Airlines Master Trust                          5,330,000         5,330,000
Dorinco Reinsurance Company                          1,500,000         1,500,000
Ellsworth Convertible Growth and Income
   Fund, Inc.                                        1,000,000         1,000,000
Equity Income Fund                                   3,300,000         3,300,000
Farmers Home Mutual Insurance Company                  130,000           130,000
Federated Rural Electric Insurance Corp.               100,000           100,000
Financial American Life Insurance Company               30,000            30,000
Finger Lakes Long Term Care Insurance Co.
  c/o Income Research & Management                     420,000           420,000
First Delaware Insurance Company                        10,000            10,000
First Mercury Insurance Company                        130,000           130,000
First Patriot Insurance Company                         20,000            20,000
Frontier Insurance Company                             280,000           280,000
General Electric Mortgage Insurance
   Company                                           5,000,000         5,000,000
Genesee County Employees' Retirement
   System                                              650,000           650,000
Goodville Mutual Casualty Company                       10,000            10,000
Gopher State Mutual Insurance Company                   35,000            35,000
Grain Dealers Mutual Insurance                          50,000            50,000
Guarantee Trust Life Insurance Company                 260,000           260,000

                                                     Principal         Principal
                                                      Amount           Amount of
                                                        of            Debentures
                                                    Debentures          to be
                                                   Beneficially        Offered
Name of Selling Securityholder(s):                     Owned           for Sale
---------------------------------                      -----           --------
Guaranty  Income Life Insurance Company                130,000           130,000
Holy Family Society                                     20,000            20,000
Illinois Founders Insurance Company                     60,000            60,000
Illinois Health Care Insurance Company                  90,000            90,000
Indiana Lumbermens Mutual Insurance
   Company                                             400,000           400,000
Integrity Mutual Insurance Company                     250,000           250,000
ISBA Mutual Insurance Company
   (Illinois State Bar Association)                     70,000            70,000
Kanawha Insurance Company                               40,000            40,000
Kettering Medical Center Funded Depreciation
   Account                                             200,000           200,000
Lebanon Mutual Insurance Company                        20,000            20,000
Lincoln Mutual Life Insurance Company                   45,000            45,000
Lone Star Life Insurance Company                       700,000           700,000
MedAmerica Insurance Co.
  c/o Income Research & Management                     940,000           940,000
Medico Life Insurance Company                          230,000           230,000
Medmarc Insurance Company                              180,000           180,000
Merril Lynch Pierce Fenner & Smith Inc.                500,000           500,000
Michigan Mutual Insurance Company                    2,000,000         2,000,000
Mid America Life Insurance Company                      90,000            90,000
Middle Cities Risk Management Trust                     50,000            50,000
Midwest Security Life                                   70,000            70,000
Midwestern National Life Insurance
   Co of Ohio                                          130,000           130,000
Millers Casualty Insurance Company of Texas             70,000            70,000
Millers Mutual Fire Insurance Company
   of Texas                                          1,400,000         1,400,000
Millville Mutual Insurance Company                      20,000            20,000
Mutual Protective Insurance Company                    260,000           260,000
NCMIC                                                  300,000           300,000
New Castle Mutual Insurance Company                     15,000            15,000
OCM Convertible Trust                                3,490,000         3,490,000
Old Guard Fire Insurance Company                        40,000            40,000
Old Guard Insurance Company                            130,000           130,000
Ozark National Life Insurance Company                  290,000           290,000
Pacific Horizon Capital Income Fund                  4,400,000         4,400,000
Pacific Innovation Trust Capital Income
   Fund                                                180,000           180,000
Partner Reinsurance Company Ltd.                       345,000           345,000
Phico Insurance Company                                200,000           200,000
Physicians  Mutual Insurance Company                   100,000           100,000
Physicians' Reciprocal Insurers Account #7           1,800,000         1,800,000
Pioneer Insurance Company                               50,000            50,000
Police & Fireman's Insurance Association                80,000            80,000


                                                     Principal         Principal
                                                      Amount           Amount of
                                                        of            Debentures
                                                    Debentures          to be
                                                   Beneficially        Offered
Name of Selling Securityholder(s):                     Owned           for Sale
---------------------------------                      -----           --------
Port Authority of Allegheny County Retirement
   and Disability Allowance Plan for the
   Employees Represented by Local 85 of the
   Amalgamated Transit Union                         3,075,000         3,075,000
Public Service Mutual Insurance Company                900,000           900,000
Raytheon Company Master Pension Trust                1,180,000         1,180,000
Reassurance Company of Hanover                         130,000           130,000
RJR Nabisco, Inc. Defined Benefit Master
   Trust                                             1,600,000         1,600,000
Secura Insurance, A Mutual Company                     220,000           220,000
Security Mutual Life Insurance                          40,000            40,000
Service Life and Casualty Insurance
   Company                                              25,000            25,000
Service Lloyd Insurance Company                         25,000            25,000
Southern Farm Bureau Life Insurance
   Company                                           1,500,000         1,500,000
Southern Farm Bureau Life Insurance - FRIC             400,000           400,000
SPT                                                  1,600,000         1,600,000
Standard Mutual Insurance Company                       70,000            70,000
Starvest Managed Fund                                  175,000           175,000
State Employees Retirement Fund of the
   State of Delaware                                   810,000           810,000
State of Connecticut Combined Investment Funds       2,795,000         2,795,000
Susquehanna Capital Group                              725,000           725,000
Texas Builders Insurance Company                       100,000           100,000
The Dow Chemical Company Employees'
   Retirement Plan                                   4,325,000         4,325,000
The Fondren Foundation                                 170,000           170,000
Transguard Insurance Company Inc                       200,000           200,000
Tufts Associated Health Plan
  c/o Income Research & Management                     680,000           680,000
Unifi, Inc. Profit Sharing Plan and Trust              400,000           400,000
United Food and Commercial Workers Local
   1262 and Employers Pension Fund                   1,100,000         1,100,000
United National Insurance Company                    1,300,000         1,300,000
United Teachers Associates                             400,000           400,000
University of Massachusetts Medical Center
  c/o Income Research & Management                     600,000           600,000
Utica First Insurance Company                           30,000            30,000
Univar Corporation                                     800,000           800,000
Vanguard Convertible Securities Fund, Inc.           2,015,000         2,015,000
Washington International Insurance Company              70,000            70,000
Westward Life Insurance Company                         20,000            20,000
Wisconsin Lawyers Mutual Insurance Company             100,000           100,000
Wisconsin Mutual Insurance Company                     130,000           130,000
World Insurance Company                                160,000           160,000

     The Debentures being offered by the Selling Securityholders hereby represent all of the Debentures beneficially owned by the Selling Securityholders as of April 27, 1998. Except for the purchase of the Debentures, none of the Selling Securityholders has had a material relationship with the Company or any of its affiliates within the past three years.

                             -----------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITY COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------

            The date of this Prospectus Supplement is April 30, 1998.